UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    July 21, 2016

First Community Financial Partners, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:
001-37505

Illinois	20-4718752
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2801 Black Road
Joliet, Illinois 60435
(Address of principal executive offices, including zip code)

(815) 725-0123
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2016, on the recommendation of its Nominations Committee, the board of directors (the “Board”) of First Community Financial Partners, Inc. (the “Company”) appointed Colleen Graham Dow as a Class I director to fill a vacancy on the Board. The Board determined Ms. Graham Dow qualifies as an independent director under the NASDAQ listing standards. As with other Class I directors, Ms. Graham Dow’s term will expire at the 2019 annual meeting of stockholders.

Ms. Graham Dow was a director of First Community Financial Bank, a wholly owned subsidiary of the Company, since June 2014 until her resignation effective July 27, 2016. From June 2012 through March 2013, Ms. Graham Dow served as a director of First Community Bank of Joliet, a wholly owned subsidiary of the Company. Since 2012, Mrs. Graham Dow has been the president of H.P. Graham Construction Company, a construction, real estate management and development company, for which she served as Vice-President from 1985 through 2012. Since 2013, Mrs. Graham Dow has also been the owner, President and Managing Member of MCGD, LLC, a real estate management and development company focused on commercial and light industrial properties.

Ms. Dow will be entitled to receive compensation for her service as a director consistent with the compensation paid to non-employee directors of the Company, as described in the Company’s proxy statement for the annual meeting of stockholders held on May 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY FINANCIAL PARTNERS, INC.

Date: July 27, 2016	/s/ Glen L. Stiteley
Glen L. Stiteley
Executive Vice President and Chief Financial Officer